Exhibit 99.1

CONTACT:	Rick Howe
Senior Director, Corporate Communications
858.207.5859
richard.howe@biomedrealty.com

BIOMED REALTY TRUST STOCKHOLDERS APPROVE ACQUISITION BY BLACKSTONE

SAN DIEGO, Calif. – January 21, 2016 – BioMed Realty Trust, Inc. (NYSE: BMR) announced that its common stockholders approved the acquisition of BioMed Realty by affiliates of Blackstone Real Estate Partners VIII (“Blackstone”) at its special meeting of stockholders held earlier today. Subject to the satisfaction or waiver of all closing conditions related to the transaction, BioMed Realty expects the transaction to close on January 26, 2016, at which time trading of the Company’s shares on the New York Stock Exchange will cease.

As announced previously, on October 7, 2015 BioMed Realty entered into a definitive agreement with affiliates of Blackstone Real Estate Partners VIII, under which Blackstone will acquire all outstanding shares of common stock of BioMed Realty for $23.75 per share, plus a per diem amount of approximately $0.003 per share for each day from January 1, 2016 until (but not including) the closing date, in an all-cash transaction valued at approximately $8 billion. Based on the expected closing date of January 26, 2016, common stockholders would receive $23.8210 per share.

About BioMed Realty Trust

BioMed Realty, with its trusted expertise and valuable relationships, delivers optimal real estate solutions for biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 18.9 million rentable square feet. Additional information is available at www.biomedrealty.com. Follow us on Twitter @biomedrealty.

About Blackstone

Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has approximately $92 billion in investor capital under management. Blackstone’s real estate portfolio includes hotel, office, retail, industrial and residential properties in the US, Europe, Asia and Latin America. Major holdings include Hilton Worldwide, Invitation Homes (single family homes), Logicor (pan-European logistics), SCP (Chinese shopping malls), and prime office buildings in the world’s major cities. Blackstone real estate also operates one of the leading real estate finance platforms, including management of the publicly traded Blackstone Mortgage Trust.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These forward-looking statements include, among other things, statements about the expected timing and completion of the proposed merger with affiliates of Blackstone, the satisfaction or waiver of the conditions to closing in the definitive agreement for the proposed merger with affiliates of Blackstone and the occurrence of any change, effect, event, circumstance, occurrence or state of facts that could give rise to the termination of the merger agreement. Forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “should,” “will,” or similar words intended to identify information that is not historical in nature. These risks and uncertainties include, without limitation: the satisfaction or waiver of the conditions to closing in the definitive agreement for the proposed merger with affiliates of Blackstone; unanticipated difficulties or expenditures relating to the proposed merger with affiliates of Blackstone; potential difficulties in employee retention as a result of the announcement and pendency of the proposed merger with affiliates of Blackstone; legal proceedings that have been, or may be, instituted against the company and others related to the proposed merger with affiliates of Blackstone; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions, developments and other investments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with tax credits, grants and other subsidies to fund development activities; risks associated with downturns in foreign, domestic and local economies, changes in interest rates and foreign currency exchange rates, and volatility in the securities markets; ownership of properties outside of the United States that subject the company to different and potentially greater risks than those associated with the company’s domestic operations; risks associated with the company’s investments in loans, including borrower defaults and potential principal losses; potential liability for uninsured losses and environmental contamination; risks associated with security breaches and other disruptions to the company’s information technology networks and related systems; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission (the “SEC”), including BioMed Realty’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statement speaks only as of the date of this communication. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information or developments, future events or otherwise.

Contacts:

BioMed Realty

Rick Howe

Senior Director, Corporate Communications

(858) 207-5859

richard.howe@biomedrealty.com

Blackstone

Public Affairs

New York

(212) 583-5263

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